EXHIBIT 14


                                 CODE OF ETHICS

                                                                      Exhibit 14

                                 Code of Ethics
            For Chief Executive Officer and Senior Financial Officers
                            of Oneida Financial Corp.

      It is the policy of Oneida Financial Corp. that the Chief Executive Officer ("CEO"), and Chief Financial Officer ("CFO") of Oneida Financial Corp. (hereinafter referred to as the "Company") adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

      1. Act with honesty and integrity, avoid actual or apparent conflicts between his or her personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position

      2. Perform responsibilities with a view to causing periodic reports and other documents filed with the SEC to contain information which is accurate, complete, fair and understandable.

      3. Comply with laws of federal, state, and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

      4. Act in good faith, responsibly, with due care, and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

      5. Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose. Not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

      6. Proactively promote ethical behavior among subordinates and peers.

      7. Use corporate assets and resources employed or entrusted in a responsible manner.

      8. Not use corporate information, corporate assets, corporate opportunities or one's position with the Company for personal gain. Not compete directly or indirectly with the Company.

      9. Comply in all respects with the Company's Code of Business Conduct and Ethics and the Company's Policy on Insider Trading.

      10. Advance the Company's legitimate interests when the opportunity arises.

      It is also the Company's Policy that the CEO and CFO of the Company acknowledge and certify to the foregoing annually and file a copy of such certification with each of the Audit Committee and the Corporate Governance Committee of the Board.

      The Corporate Governance Committee shall have the power to monitor, make determinations, and recommend action to the Board with respect to violations of this Policy, except for paragraph 2, 3 and 4 with respect to which the Audit Committee shall have such power.